    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1999

                                                      REGISTRATION NO. 333-53491
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 9

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         AMERICAN AXLE & MANUFACTURING
                                 HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3714                    38-3161171
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
      INCORPORATION)      CLASSIFICATION CODE NUMBER)

                            ------------------------

                              1840 HOLBROOK AVENUE
                            DETROIT, MICHIGAN 48212
                                 (313) 974-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              PATRICK S. LANCASTER
                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
                              1840 HOLBROOK AVENUE
                            DETROIT, MICHIGAN 48212
                                 (313) 974-2333
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                        Copies of all correspondence to:

            WILSON S. NEELY                       MICHAEL A. CAMPBELL
       SIMPSON THACHER & BARTLETT                 MAYER, BROWN & PLATT
          425 LEXINGTON AVENUE                  190 SOUTH LASALLE STREET
        NEW YORK, NEW YORK 10017              CHICAGO, ILLINOIS 60603-3441
            (212) 455-2000                           (312) 782-0600

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and the NASD filing fee, all amounts are estimates.

SEC registration fee........................................   $   42,237
NASD filing fee.............................................       14,990
NYSE filing fee.............................................      203,600
Accounting fees and expenses................................      500,000
Legal fees and expenses.....................................      500,000
Blue Sky fees and expenses (including counsel fees).........        5,000
Printing and engraving expenses.............................      535,000
Transfer agent's and registrar's fees and expenses..........       20,000
Miscellaneous Expenses......................................       29,173
                                                               ----------
     Total..................................................   $1,850,000
                                                               ----------
                                                               ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes the Registrant to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings, civil or criminal, brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Reference is hereby made to Article VI of the Registrant's By-laws, a copy of which is filed as Exhibit 3.02, which provides for indemnification of officers and directors of the Registrant to the full extent authorized by
Section 145 of the Delaware Law. Section 7 of Article VI of the Bylaws authorizes the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant or its subsidiaries against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such Article or Delaware law.

     The Registrant maintains a directors' and officers' insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

     Section 102(b)(7) of the Delaware Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty of care as a director. Reference is made to Article Sixth of the Registrant's Certificate of Incorporation, a copy of which is filed as Exhibit 3.01, which limits a director's liability in accordance with such Section.

     Reference is made to Section 6 of the U.S. Purchase Agreement and the International Purchase Agreement, copies of which are filed as Exhibit 1.01 and 1.02, respectively, for information concerning indemnification arrangements among the Registrant and the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the Recapitalization, the Company issued 72,039,645, 5,870,160 and 5,144,280 shares of Common Stock to Jupiter, Richard E. Dauch and Morton E. Harris, respectively, in a one-for-one exchange for AAM, Inc. common stock held by each of the above pursuant to a private placement. In addition, the Company privately issued 94,680 shares of Common Stock to Michael D. Alexander pursuant to a Management Common Stock Subscription Agreement. Mr. Alexander purchased his shares in October 1997 for approximately $400,000. The Company issued 71,010 shares of Common Stock to Gary J. Witosky pursuant to Mr. Witosky's exercise of options under a Nonqualified Stock Option Agreement. Mr. Witosky exercised his options in March 1998 for approximately $302,600. Share amounts have been adjusted to reflect the stock split.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

          The following exhibits are filed herewith unless otherwise indicated.


  EXHIBIT
  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
   1.01       --   Form of U.S. Purchase Agreement
   1.02       --   Form of International Purchase Agreement
   2.01       --   Agreement and Plan of Merger, dated January 22, 1999, between the Company and American Axle &
                   Manufacturing, Inc. ("AAM, Inc.").
   3.01       --   Certificate of Incorporation of the Company
   3.02       --   Bylaws of the Company
  *4.01       --   Specimen Stock Certificate
   5.01       --   Opinion of Simpson Thacher & Bartlett as to the legality of the Common Stock being registered
 *10.01       --   Asset Purchase Agreement, dated February 18, 1994, between AAM, Inc. and General Motors
                   Corporation ("GM"), and all amendments thereto
+*10.02       --   Component Supply Agreement, dated February 28, 1994, between AAM, Inc. and GM
 *10.02(a)    --   Amendment No. 1 to Component Supply Agreement, dated February 28, 1994, between AAM, Inc. and GM
+*10.02(b)    --   Amendment No. 2 to Component Supply Agreement, dated February 7, 1996, between AAM, Inc. and GM
+*10.02(c)    --   Letter of Intent dated February 21, 1996, by G.M.T.G., GMT-800 PGM Worldwide Purchasing
                   ("G.M.T.G") (re: front & rear axles)
+*10.02(d)    --   Letter of Intent dated February 21, 1996, by G.M.T.G. (re: front & rear propeller shafts)
+*10.02(e)    --   Letter Agreement dated June 25, 1997, between AAM, Inc. and GM
+*10.02(f)    --   Amended and Restated Memorandum of Understanding, dated September 2, 1997, between AAM, Inc. and
                   GM
 *10.02(g)    --   MOU Extension Agreement, dated September 22, 1997, between AAM, Inc. and GM
+*10.03       --   GMCL Purchase Order Agreement dated February 17, 1994 by and between AAM, Inc. and General Motors of Canada Limited ("GMCL")
+*10.04       --   AAM/GMCL Supply Agreement dated February 17, 1994 ("AAM/GMCL Supply Agreement") by and between
                   AAM, Inc. and GMCL
 *10.04(a)    --   Amending Agreement dated as of September 5, 1996, between AAM, Inc. and GMCL
 *10.04(b)    --   Amending Agreement dated as of October 7, 1996, between AAM, Inc. and GMCL
 *10.04(c)    --   Amendment No. 1 to AAM/GMCL Supply Agreement dated February 17, 1994, between AAM, Inc. and GMCL
+*10.05       --   Agreement dated February 17, 1997, between AAM, Inc. and GM
+*10.05(a)    --   Letter dated December 13, 1996, by AAM, Inc.
 *10.06       --   Lease dated September 30, 1994, by and between AAM, Inc., as lessee, and First Industrial, L.P., as lessor (Technical Center)
 *10.07       --   1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan
 *10.08       --   The Amended and Restated American Axle & Manufacturing of Michigan, Inc. Management Stock Option
                   Plan

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
 *10.09       --   Nonqualified Stock Option Agreement, dated October 30, 1997, between AAM, Inc. and Dauch
 *10.10       --   Indemnification Agreement, dated February 28, 1994, between AAM, Inc. and GM
 *10.11       --   Employment Agreement, dated November 6, 1997, by and between the Company and Dauch
 *10.11(a)    --   Letter Agreement, dated August 18, 1997, between AAM Acquisition, Inc. and Dauch
 *10.12       --   Recapitalization Agreement, dated as of September 19, 1997, among AAM, Inc., the Company, Jupiter
                   Capital Corporation ("Jupiter"), Richard E. Dauch ("Dauch"), Morton E. Harris ("Harris") and AAM
                   Acquisition, Inc.
 *10.13       --   Stockholders' Agreement, dated as October 29, 1997, among Blackstone Capital Partners II Merchant
                   Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment
                   Partnership II L.P., Jupiter, Dauch, Harris and American Axle & Manufacturing of Michigan, Inc.
 *10.13(a)    --   Disposition Agreement, dated as of December 10, 1998, between American Axle & Manufacturing of
                   Michigan, Inc. and Dauch
 *10.14       --   Monitoring Agreement, dated as of October 29, 1997, between the Company and Blackstone Management
                   Partners L.P.
 *10.15       --   Credit Agreement, dated as of October 27, 1997 (the "Credit Agreement"), among the Company, AAM,
                   Inc., the lenders named therein, The Chase Manhattan Bank, as administrative agent and collateral agent, and Chase Manhattan Bank Delaware, as fronting bank
 *10.15(a)    --   Amendment No. 1, Waiver and Agreement, dated as of September 30, 1998, to the Credit Agreement
  10.15(b)    --   Amendment No. 2, Waiver and Agreement, dated as of January 11, 1999, to the Credit Agreement.
 *10.16       --   AAM Master Trust Pooling Agreement, dated as of October 29, 1997, among AAM Receivables
                   Corp.("AAM Receivables"), the Company, as Servicer, and The Chase Manhattan Bank, as Trustee
 *10.16(a)    --   AAM Master Trust Series 1997-A Supplement to Pooling Agreement, dated as of October 29, 1997
                   ("Series 1997-A Supplement"), among AAM Receivables, the Company, as Servicer, and The Chase
                   Manhattan Bank, as Trustee
 *10.16(b)    --   Amendment No. 1 to Series 1997-A Supplement, dated July 17, 1998
 *10.16(c)    --   Amendment No. 2 to Series 1997-A Supplement, dated September 30, 1998
 *10.17       --   Receivables Sale Agreement, dated as of October 29, 1997, between AAM Receivables, as purchaser, and the Company, as Seller and Servicer
 *10.18       --   Servicing Agreement, dated as of October 29, 1997, among AAM Receivables, the Company, as
                   Servicer, and The Chase Manhattan Bank, as Trustee
 *10.19       --   Agreement for Information Technology Services, dated March 1, 1998, between AAM, Inc. and
                   Electronic Data Systems Corporation
  10.20       --   1999 Stock Incentive Plan
 *10.21       --   Nonqualified Stock Option Agreement, dated October 29, 1997, between the Company and Gary J.
                   Witosky
+*10.22(a)    --   Lifetime Program Contract for GMT-325 Products, between GM and AAM, Inc.
+*10.22(b)    --   Lifetime Program Contract for GMT-330 Products, between GM and AAM, Inc.
+*10.22(c)    --   Lifetime Program Contract for New M-SUV Products, between GM and AAM, Inc.
+*10.22(d)    --   Lifetime Program Contract for GMT-400 Products, between GM and AAM, Inc.
+*10.22(e)    --   Lifetime Program Contract for GMT-800 Products, between GM and AAM, Inc.
  10.23       --   Senior Secured Promissory Note dated August 14, 1998, made by Dauch in favor of AAM, Inc.
+*10.24       --   Nomination Letter, dated August 8, 1998 between Isuzu/GM Joint Purchasing Team and AAM, Inc.
 *16          --   Letter re: Change in Certifying Accountants

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
 *21          --   Subsidiaries of the Registrant
  23.01       --   Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.01)
 *23.02       --   Consent of Ernst & Young LLP
 *24.01       --   Power of Attorney
 *27          --   Financial Data Schedules (For SEC use only)


------------------
 * Previously filed



 + Certain portions of the identified Exhibit have been omitted and separately filed with the Commission based upon a request for confidential treatment.

(b) Financial Statement Schedules:
    Schedule II--American Axle & Manufacturing of Michigan, Inc.--Allowance for Doubtful Accounts

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offerings of such securities at that time shall be deemed to be the initial bona fide International Manager thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan, on the 27th day of January, 1999.


                                          AMERICAN AXLE & MANUFACTURING
                                          HOLDINGS, INC.

                                          BY: /S/ PATRICK S. LANCASTER
                                             ----------------------------------
                                          TITLE: SECRETARY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 9 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of January, 1999.


                 SIGNATURE                                       TITLE                             DATE
--------------------------------------------  --------------------------------------------   -----------------

             *Richard E. Dauch                Chairman of the Board of Directors;             January 27, 1999
--------------------------------------------  President and Chief Executive Officer
              Richard E. Dauch

              *Gary J. Witosky                Vice President--Finance and Chief Financial     January 27, 1999
--------------------------------------------  Officer
              Gary J. Witosky

             *Robert A. Krause                Treasurer                                       January 27, 1999
--------------------------------------------
              Robert A. Krause

               *B. G. Mathis                  Director; Executive Vice President and Chief    January 27, 1999
--------------------------------------------  Administrative Officer
                B. G. Mathis

             *Glenn H. Hutchins               Director                                        January 27, 1999
--------------------------------------------
             Glenn H. Hutchins

             *Bret D. Pearlman                Director                                        January 27, 1999
--------------------------------------------
              Bret D. Pearlman

             *David A. Stockman               Director                                        January 27, 1999
--------------------------------------------
             David A. Stockman

       *By: /s/ Patrick S. Lancaster
           ---------------------------------
            Patrick S. Lancaster
              Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT                                                                                                  SEQUENTIAL
  NUMBER     DESCRIPTION                                                                                   PAGE NO.
-----------  -------------------------------------------------------------------------------------------   ----------
   1.01       --   Form of U.S. Purchase Agreement
   1.02       --   Form of International Purchase Agreement
   2.01       --   Agreement and Plan of Merger, dated January 22, 1999, between the Company and
                   American Axle & Manufacturing, Inc. ("AAM, Inc.")
   3.01       --   Certificate of Incorporation of the Company
   3.02       --   Bylaws of the Company
  *4.01       --   Specimen Stock Certificate
   5.01       --   Opinion of Simpson Thacher & Bartlett as to the legality of the Common Stock being registered
 *10.01       --   Asset Purchase Agreement, dated February 18, 1994, between AAM, Inc. and General
                   Motors Corporation ("GM"), and all amendments thereto
+*10.02       --   Component Supply Agreement, dated February 28, 1994, between AAM, Inc. and GM
 *10.02(a)    --   Amendment No. 1 to Component Supply Agreement, dated February 28, 1994, between AAM,
                   Inc. and GM
+*10.02(b)    --   Amendment No. 2 to Component Supply Agreement, dated February 7, 1996, between AAM,
                   Inc. and GM
+*10.02(c)    --   Letter of Intent dated February 21, 1996, by G.M.T.G., GMT-800 PGM Worldwide
                   Purchasing ("G.M.T.G") (re: front & rear axles)
+*10.02(d)    --   Letter of Intent dated February 21, 1996, by G.M.T.G. (re: front & rear propeller shafts)
+*10.02(e)    --   Letter Agreement dated June 25, 1997, between AAM, Inc. and GM
+*10.02(f)    --   Amended and Restated Memorandum of Understanding, dated September 2, 1997, between
                   AAM, Inc. and GM
 *10.02(g)    --   MOU Extension Agreement, dated September 22, 1997, between AAM, Inc. and GM
+*10.03       --   GMCL Purchase Order Agreement dated February 17, 1994 by and between AAM, Inc. and
                   General Motors of Canada Limited ("GMCL")
+*10.04       --   AAM/GMCL Supply Agreement dated February 17, 1994 ("AAM/GMCL Supply Agreement") by and between AAM, Inc. and GMCL
 *10.04(a)    --   Amending Agreement dated as of September 5, 1996, between AAM, Inc. and GMCL
 *10.04(b)    --   Amending Agreement dated as of October 7, 1996, between AAM, Inc. and GMCL
 *10.04(c)    --   Amendment No. 1 to AAM/GMCL Supply Agreement dated February 17, 1994, between AAM,
                   Inc. and GMCL
+*10.05       --   Agreement dated February 17, 1997, between AAM, Inc. and GM
+*10.05(a)    --   Letter dated December 13, 1996, by AAM, Inc.
 *10.06       --   Lease dated September 30, 1994, by and between AAM, Inc., as lessee, and First
                   Industrial, L.P., as lessor (Technical Center)
 *10.07       --   1997 American Axle & Manufacturing of Michigan, Inc. Replacement Plan
 *10.08       --   The Amended and Restated American Axle & Manufacturing of Michigan, Inc. Management
                   Stock Option Plan
 *10.09       --   Nonqualified Stock Option Agreement, dated October 30, 1997, between AAM, Inc. and
                   Dauch
 *10.10       --   Indemnification Agreement, dated February 28, 1994, between AAM, Inc. and GM
 *10.11       --   Employment Agreement, dated November 6, 1997, by and between the Company and Dauch
 *10.11(a)    --   Letter Agreement, dated August 18, 1997, between AAM Acquisition, Inc. and Dauch
 *10.12       --   Recapitalization Agreement, dated as of September 19, 1997, among AAM, Inc., the
                   Company, Jupiter Capital Corporation ("Jupiter"), Richard E. Dauch ("Dauch"), Morton
                   E. Harris ("Harris") and AAM Acquisition, Inc.

  EXHIBIT                                                                                                  SEQUENTIAL
  NUMBER     DESCRIPTION                                                                                   PAGE NO.
-----------  -------------------------------------------------------------------------------------------   ----------
 *10.13       --   Stockholders' Agreement, dated as October 29, 1997, among Blackstone Capital Partners
                   II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P.,
                   Blackstone Family Investment Partnership II L.P., Jupiter, Dauch, Harris and American
                   Axle & Manufacturing of Michigan, Inc.
 *10.13(a)    --   Disposition Agreement, dated as of December 10, 1998, between American Axle &
                   Manufacturing of Michigan, Inc. and Dauch
 *10.14       --   Monitoring Agreement, dated as of October 29, 1997, between the Company and
                   Blackstone Management Partners L.P.
 *10.15       --   Credit Agreement, dated as of October 27, 1997 (the "Credit Agreement"), among the
                   Company, AAM, Inc., the lenders named therein, The Chase Manhattan Bank, as administrative agent and collateral agent, and Chase Manhattan Bank Delaware, as fronting bank
 *10.15(a)    --   Amendment No. 1, Waiver and Agreement, dated as of September 30, 1998, to the Credit
                   Agreement
  10.15(b)    --   Amendment No. 2, Waiver and Agreement, dated as of January 11, 1999, to the Credit
                   Agreement
 *10.16       --   AAM Master Trust Pooling Agreement, dated as of October 29, 1997, among AAM
                   Receivables Corp.("AAM Receivables"), the Company, as Servicer, and The Chase
                   Manhattan Bank, as Trustee
 *10.16(a)    --   AAM Master Trust Series 1997-A Supplement to Pooling Agreement, dated as of
                   October 29, 1997 ("Series 1997-A Supplement"), among AAM Receivables, the Company, as
                   Servicer, and The Chase Manhattan Bank, as Trustee
 *10.16(b)    --   Amendment No. 1 to Series 1997-A Supplement, dated as of July 17, 1998
 *10.16(c)    --   Amendment No. 2 to Series 1997-A Supplement, dated as of September 30, 1998
 *10.17       --   Receivables Sale Agreement, dated as of October 29, 1997, between AAM Receivables, as purchaser, and the Company, as Seller and Servicer
 *10.18       --   Servicing Agreement, dated as of October 29, 1997, among AAM Receivables, the
                   Company, as Servicer, and The Chase Manhattan Bank, as Trustee
 *10.19       --   Agreement for Information Technology Services, dated March 1, 1998, between AAM, Inc.
                   and Electronic Data Systems Corporation
  10.20       --   1999 Stock Incentive Plan
 *10.21       --   Nonqualified Stock Option Agreement, dated October 29, 1997, between the Company and
                   Gary J. Witosky
+*10.22(a)    --   Lifetime Program Contract for GMT-325 Products, between GM and AAM, Inc.
+*10.22(b)    --   Lifetime Program Contract for GMT-330 Products, between GM and AAM, Inc.
+*10.22(c)    --   Lifetime Program Contract for New M-SUV Products, between GM and AAM, Inc.
+*10.22(d)    --   Lifetime Program Contract for GMT-400 Products, between GM and AAM, Inc.
+*10.22(e)    --   Lifetime Program Contract for GMT-800 Products, between GM and AAM, Inc.
  10.23       --   Senior Secured Promissory Note dated August 14, 1998, made by Dauch in favor of AAM,
                   Inc.
+*10.24       --   Nomination Letter, dated August 8, 1998, between Isuzu/GM Joint Purchasing Team and
                   AAM, Inc.
 *16          --   Letter re: Change in Certifying Accountants
 *21          --   Subsidiaries of the Registrant
  23.01       --   Consent of Simpson Thacher & Bartlett (contained in Exhibit 5.01)
 *23.02       --   Consent of Ernst & Young LLP
 *24.01       --   Power of Attorney
 *27          --   Financial Data Schedules (For SEC use only)


------------------
 * Previously filed



 + Certain portions of the identified Exhibit have been omitted and separately filed with the Commission based upon a request for confidential treatment.